EXHIBIT 99.1

Air Methods Provides Update on 4th Quarter Results

Profitability Affected by Weaker Flight Volumes and Slight Deterioration in Payer Mix

January 2014 Flight Volumes To-Date Reflect Strong Growth Over Prior Year

DENVER, Jan. 28, 2014 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, provided an update on fourth quarter results and January 2014 flight volumes. Total community-based patient transports for the fourth quarter 2013 are estimated to be 12,881, a 3% decrease from the prior-year quarter. Patients transported for community bases in operation greater than one year decreased an estimated 789 transports, or 6%, while weather cancellations for these same bases increased by an estimated 84 transports compared with the prior-year quarter.

Preliminary net revenue per community-based transport for the fourth quarter 2013 was $11,686, as compared with $11,432 in the prior-year quarter, a 2% increase. The increase in net revenue per transport was affected by a decrease in privately insured patients from 36.0% to 34.5% of total patients transported, compared with the prior-year quarter.

Air Methods also announced that its fourth quarter will include $2.4 million in pre-tax charges associated with severance for certain terminated employees, reserves for pending legal matters, impairment/disposition losses on aircraft and certain intangible assets, and transaction costs associated with acquisition activities.

As a result of these factors, the Company expects to report net income of approximately $0.31 to $0.33 per share for the fourth quarter of 2013, compared with net income of $0.55 per share in the prior-year quarter. The Company stated that these preliminary results are subject to final year-end closing and audit procedures and are therefore subject to change.

The Company also announced that its January community-based patient transports are expected to exceed 4,450 transports based on volume to-date, a 12% increase over the prior-year month. The majority of this improvement is attributed to fewer weather cancellations to-date.

Aaron Todd, CEO, stated, "Quarterly fluctuations in flight volumes and payer mix are not unusual for Air Methods, especially during the winter quarters. We are obviously pleased to see more moderate weather conditions to begin 2014. Weather was particularly severe during the first half of 2013, so we hope this trend will continue during the next several months as well."

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provides helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements we make with regard to January 2014 community-based transports and the preliminary fourth quarter results, including those related to (i) total community-based patient transports, (ii) same base transports, (iii) weather cancellations, (iv) net revenue per community-based transport, (v) net income per share, and (vi) payer mix estimates , are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company's completion of its final quarter-end closing, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Tracey Budz at (303) 256-4122 to be included on the Company's e-mail distribution list.

CONTACT: Trent J. Carman, Chief Financial Officer,
         (303) 792-7591